Exhibit 99.1

                     Lawson Signs New Partnership Agreement
           with Siemens Medical Solutions and Purchases Certain Assets

    ST. PAUL, Minn.--(BUSINESS WIRE)--May 3, 2004--Lawson Software (Nasdaq:LWSN) today announced it has signed a new preferred hosting partner agreement with Siemens Medical Solutions Health Services Corporation, replacing the previous 10-year reseller agreement between the two companies. As part of the agreement, Siemens becomes Lawson's Preferred Partner for hosting Lawson software applications within the U.S. healthcare market and Lawson becomes Siemens' Preferred ERP vendor for healthcare.
    Lawson will become responsible for supporting more than 90 clients who are currently using Lawson software currently supported by Siemens. Siemens will continue to provide world-class hosting services to its clients who outsource their Lawson applications to Siemens.
    All clients - whether hosted or installed - will receive their Lawson application maintenance and support directly from Lawson after a 30-day transition period. Clients will get access to Lawson's award-winning Global Support Center for fast resolution of support issues, direct access to Lawson software products, and direct access to Lawson training, consulting, technical, and product experts.
    "Today's announcement is a win for our joint healthcare clients and is a great example of Lawson's commitment to improving the client experience," said Eric Morgan, Lawson executive vice president, Healthcare. "For clients, the new agreement simplifies the delivery of their maintenance, support and consulting services from a single vendor - Lawson. As a result, we believe the agreement not only demonstrates Lawson's commitment to healthcare organizations but also reflects our leadership in the healthcare market and structures our partnership with Siemens to reflect the current market environment. During the six years of our agreement, nearly 100 healthcare clients have chosen Lawson and Siemens. We look forward to continuing that success and to enhancing our clients' experience."
    "Siemens innovation and technologies have made us a clear leader in the healthcare market," said Luis Castillo, vice president, Siemens Medical Solutions Health Services Corp. "In terms of our IT hosting services, we've earned a Lawson ASP specific SAS70 audit, which underscores our ability to provide superior ASP services. This new partnership will allow two strong companies to leverage their respective strengths - Lawson in ERP solutions and Siemens in ASP services - toward a common vision that helps customers reduce cost and more effectively manage resources. Lawson supplies the advanced ERP applications and Siemens the infrastructure, and together we form a truly optimal TCO."
    Under terms of an asset purchase agreement in conjunction with the new partnership agreement, Lawson paid approximately $24 million for assets acquired from Siemens. The transaction closed on April 30, 2004. The impact of this transaction to net earnings per share in Lawson's fiscal fourth quarter ending May 31, 2004 is expected to be immaterial. The transaction is expected to be break-even on a GAAP basis for fiscal 2005. The effect of amortization of intangibles consisting of customer contracts and customer lists is expected to be approximately 2 cents per share on a full year basis for fiscal 2005, which ends May 31, 2005. Lawson will discuss fiscal 2005 in the company's next quarterly conference call. The preliminary date of the company's quarterly conference call is June 24, 2004.
    Lawson serves more than 400 healthcare industry customers representing more than 4,500 facilities, including eight of the top 10 integrated delivery networks. The company also serves managed care systems, academic medical centers, hospitals, clinics, physician group practices, home healthcare, long-term care and other health services enterprises. Lawson solutions help healthcare organizations manage their business so they can focus on their patients, automate and streamline materials management for a better bottom line, and overcome the challenges of labor shortages.

    About Lawson Software

    Lawson Software provides business software solutions that help services organizations in the healthcare, retail, professional services, public sector, financial services and other strategic markets achieve competitive advantage. Lawson's solutions include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, Asia, Africa and Australia. Additional information about Lawson is available at www.lawson.com.

    Forward-Looking Statements

    This press release contains forward-looking statements. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events which occur in the future. In addition to factors discussed above, risks and uncertainties that may cause such differences include but are not limited to: a decline in general economic conditions; uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.



    CONTACT: Lawson Software, St. Paul
             Terry Blake, 651-767-4766
             terry.blake@lawson.com
             or
             Investor Relations:
             Barbara Doyle, 651-767-4385
             barbara.doyle@lawson.com